Exhibit 23.1

Consent of Independent Auditors

As independent public accountants, we hereby consent to the incorporation by reference of our report dated July 20, 2001 on the financial statements of the Moto Photo, Inc. Salary Savings Plan for the years ended December 31, 2000 and 1999 which is included in this Form 11-K, into the Company's previously filed Registration Statement File Numbers 33-14356 on Form S-8 dated May 15, 1987, 33-53188 on Form S-8 dated October 13, 1992, 33-59673 on Form S-8 dated May 30, 1995, 333-39347 on Form S-8 dated November 3, 1997 and 333-65315 on Form S-8 dated October 5, 1998.

/s/ Arthur Andersen LLP

July 26, 2001

Dayton, Ohio